Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GOSSAMER BIO, INC.

Gossamer Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.    The Corporation, which was originally known as FSG Bio, Inc., originally filed its Certificate of Incorporation on October 26, 2015.
2.     That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
THEREFORE, BE IT RESOLVED, that the first paragraph of Article FOURTH of the Certificate is hereby amended to read in its entirety as follows:
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,000,000 shares, consisting of (a) 50,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 70,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, each 80 shares of Common Stock then issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation will issue to such holder such fraction of a share of Common Stock as is necessary to round the number of shares of Common Stock held by such holder immediately following the reverse stock split up to the nearest whole number of shares.
3.     That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.
4.    This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on July 14, 2026, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.
5.    This Certificate of Amendment shall become effective at 11:59 p.m., Eastern Time, on September 10, 2026.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed as of this 10th day of September, 2026.

Gossamer Bio, Inc. A Delaware corporation

By: /s/ Christian Waage
Name: Christian Waage
Title: Executive Vice President, General Counsel